January 13, 2016
Dear Shareholders:

The Board of Directors of Wilson Bank Holding Company would like to share our report for 2015, which was a record year of growth in assets and profits. The 28th year of operation reached a milestone for us as our assets went over the $2 billion mark as of December 31, 2015. For the year our total assets grew $148.3 million representing a 7.9% increase from December 31, 2014.

The profitability of your bank for 2015 was $23.863 million compared to $20.777 million in 2014. This represented an increase of $3.086 million, or a 15% increase. The bank’s return on average assets was 1.23% in 2015 compared to 1.15% in 2014.

The bank’s total capital as of December 31, 2015 was $223 million representing an increase of $22.5 million for the year. Our bank has an 11% capital to assets ratio which we believe positions the bank for growth, expansion and future opportunities.

As we reflect on 2015, Wilson Bank & Trust became known as “Middle Tennessee’s Community Bank” with our 26 locations in eight middle Tennessee counties. We began a television campaign which has greatly enhanced our brand. We were recognized by “Bank Director” magazine as #15 in the nation among banks of $1 to $5 billion in total assets. The publication’s rankings are scored by profitability, capital adequacy and asset quality. Financial Management Consulting Group ranked us as the “sixth” bank in Tennessee and uses an evaluation that incorporates similar criteria plus efficiency and return on assets in its overall ratings. Once again, we received the highest “Five-Star” rating from Bauer Financial, Inc. based on September 2015 financial data. We were also recognized as one of “Tennessee’s Best Work Places” by The Tennessean.

In January, 2015 we opened our Cookeville office which has been profitable each month. On January 3, 2016 we had our “Grand Opening” for the new building in Cookeville which was the second largest opening in our history. We have obtained approval to begin construction on our new Highway 96 office in Murfreesboro and intend to open that location in late 2016.

During 2015 we also developed a new website, expanded our social media presence, converted our debit cards to MasterCard, introduced Paychex, expanded operational facilities, conducted our largest loan campaign, “We Say Yes, More Often” and continued to keep our bank on the cutting edge of technology.

The Board of Directors has declared a $.35 per share dividend to shareholders of record as of January 1, 2016 and payable on January 29, 2016. The current market price of your investment, based on the latest price at which shares of our common stock have been sold, is $50.15 having increased $2.40 per share since January, 2015 which is a five percent increase in market value. The bank had an 11.47% ROE for the year compared to 10.95% in 2014.

In closing, we deeply thank you for investing in Wilson Bank Holding Company. We ask for your continued business and referrals as we make our bank “The Bank of Choice” in each market we serve.

Sincerely,

WILSON BANK HOLDING COMPANY

Randall Clemons, President/CEO            Jerry Franklin, Chairman